EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement of HealthCore Medical Solutions, Inc. (the "Company") on Form S-3 and the related Prospectus of the Company for the registration of 831,250 of its Class A Warrants and 3,286,250 Shares of Class A Common Stock of our report dated October 22, 1997 (with respect to Note M, November 10, 1997) with respect to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997.

                                           RICHARD A. EISNER & COMPANY, LLP





Florham Park, New Jersey
December 8, 1998